Reorganization :

Income Equity Fund - The Trust entered
into an agreement and plan of
reorganization on behalf of the
Diversified Equity Fund and the Income
Equity Fund, that provides for the
acquisition by the Income Equity Fund
of all of the assets, subject to stated
liabilities, of the Diversified Equity
Fund, in exchange for shares of the
Income Equity Fund, the distribution of
such shares to the shareholders of the
Diversified Equity Fund and the
dissolution of the Diversified Equity
Fund. The reorganization, which
qualified as a tax-free exchange for
Federal income tax purposes, was
approved by the Board of Trustees on
January 16, 2007 and completed on
March 30, 2007. The following is a
summary of shares outstanding, net
assets and net asset value per share
issued immediately before and after
the reorganization:

Before Reorganization
After Reorganization
Diversified Equity Fund
Income Equity Fund
Income Equity Fund
Shares 2,348,520,441 10,012,539.023 11,278,057.346
Net Assets $18,724,111 $148,143,586 $166,867,697
Net Asset Value: $7.97 $14.80 $14.80
Net unrealized appreciation $2,016,254 $33,960,326
$35,976,580